Exhibit 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	Securities Services
Managing Director	55 Water Street, 45th Floor
Securities Evaluations	New York, New York 10041
Tel 212-438-4417

Fax 212-438-7748
frank ciccotto@standardandpoors.com

August 26, 2004

Citigroup Global Markets Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Tax Exempt Securities Trust, California Trust 214, Florida Trust 136, Maryland Trust 140 and New York Trust 247

Gentlemen:

We have examined Registration Statement File Nos. 333-113125, 333-113127, 333-114580 and 333-114584 for the above-mentioned trusts. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Standard & Poor’s Securities Evaluations, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Standard & Poor’s Securities Evaluations, Inc.

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Senior Vice President & General Manager

FAC/gmh

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